UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 30, 2011

TRUEBLUE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Washington
(State or Other Jurisdiction
of Incorporation)

001-14543	91-1287341
(Commission File Number)	(IRS Employer Identification No.)

1015 A Street, Tacoma, Washington	98402
(Address of Principal Executive Offices)	(Zip Code)
(253) 383-9101
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement

On September 30, 2011, TrueBlue, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement with Bank of America, N.A. as Administrative Agent, Syndication Agent, Co-Lead Arranger, Book Manager, and Lender, and Wells Fargo Capital Finance, LLC, as Documentation Agent, Co-Lead Arranger and Lender for a secured revolving credit facility of up to a maximum of $80 million (the “Revolving Credit Facility”).  The Revolving Credit Facility, which expires September 2016, amends and restates the Company's existing $80 million revolving credit facility with Wells Fargo Capital Finance, LLC, and Bank of America, N.A. Letters of credit outstanding under the Old Revolving Facility in the amount of approximately $10.9 million will be deemed letters of credit issued under the Revolving Credit Facility, and no funds have been borrowed under the Revolving Credit Facility, leaving $69.1 million of borrowing availability.

The key terms of the Revolving Credit Facility are as follows:

•	Borrowing Base. The amount the Company can borrow under the Revolving Credit Facility is calculated based on the lesser of $80 million, or a calculated borrowing base, which is defined as:

◦
85% of the amount of the Company's eligible accounts receivable, which excludes items such as invoices dated over ninety days, cross-aged receivables, customer terms greater than 60 days, short paid receivables, and other items, plus

◦	$15.0 million for the Company's Tacoma headquarters office building (amortized over ten years), less

◦	certain reserves, including a reserve in an amount equal to the payroll and payroll taxes for the Company's temporary employees for one payroll cycle.

As of September 30, 2011, based on the Company's 2nd quarter 2011 results, approximately 96% of accounts receivable net of the allowance for doubtful accounts would have been eligible, the borrowing availability on the Company's Tacoma headquarters office building would have been $15.0 million, and the payroll/payroll tax reserve would have been $7.6 million.

•
Accordion. The Revolving Credit Facility contains an accordion feature whereby, subject to lender approval, the total amount of the facility may be increased to $120.0 million, which did not exist prior to the amendment and restatement.

•
Loan fees and interest. Under the terms of the Revolving Credit Facility, the Company pays a variable rate of interest on funds borrowed, a fee on outstanding letters-of-credit, and a fee on borrowing availability.  These rates are based on LIBOR or the Prime Rate, at our option, plus an applicable spread based on Excess Liquidity, as set forth in the Revolving Credit Facility.

Excess Liquidity:	Prime Rate Loans:	LIBOR Rate Loans:
Greater than $40 million	.50%	1.50%
Equal to or greater than $20 million to equal to or less than $40 million	.75%	1.75%
Less than $20 million	1.00%	2.00%

“Excess Liquidity” as defined in the Revolving Credit Facility, is the amount equal to (i) borrowing availability plus (ii) cash subject to lender control agreements, with certain restrictions. Excess Liquidity, using the Company's 2nd quarter 2011 results, would have been $218 million.

Under the terms of the Revolving Credit Facility, letters-of-credit are priced at the margin in effect for LIBOR rate loans plus a fronting fee of 0.125%. A fee on borrowing availability of 0.25% is also applied against the unused portion of the Revolving Credit Facility. Under the prior terms, the Company paid a margin of 3.00% above LIBOR (subject to a minimum) for LIBOR rate loans, a variable rate of the Prime Rate (subject to a minimum) that was in effect plus a margin of 3.00% for Prime rate loans and a fee on borrowing availability of 0.375%. Fees for letters of credit under the prior terms were 3.00%, plus a fronting fee of 0.125%.

The Revolving Credit Facility allows the Company, at its discretion, to make certain acquisitions, stock repurchases,

and dividend payments so long as Excess Liquidity is equal to or greater than $20 million. Under the prior terms, the Company was required to obtain lender approval for stock repurchases and dividends that exceeded the lender established limit during any 12 month period, along with acquisitions that exceeded $10 million in the aggregate in any 12 month period.

Obligations under the Revolving Credit Facility are secured by substantially all of the Company's and its domestic subsidiaries' personal property and the Company's headquarters located in Tacoma, Washington.

The Company has the option, at any time upon 10 Business Days prior written notice to Bank of America, N.A., to terminate the Revolving Credit Facility by paying the outstanding borrowings and cash collateralized letters-of-credit.

The foregoing summary and the summary in Item 2.03 below, is qualified in its entirety by reference to the text of the Revolving Credit Facility, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The disclosure provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.  The Revolving Credit Facility contains standard provisions relating to default and acceleration of the Company's payment obligations upon the occurrence of an event of default, including:  the failure to pay principal, interest, fees or other amounts when due; the breach of specified representations or warranties contained in the loan documents; cross-default with other indebtedness of the Company; the entry of uninsured judgments that are not bonded or stayed; failure to comply with the observance or performance of specified agreements contained in the loan documents; commencement of bankruptcy or other insolvency proceedings; the failure of any of the loan documents entered into in connection with the Revolving Credit Facility to be in full force and effect; and the occurrence of certain defined change in control events.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1
Credit Agreement by and among Trueblue, Inc. as borrower, the lenders that are signatories thereto as the lenders, Bank of America, N.A. as the co-lead arranger and administrative agent and the syndication agent, and Wells Fargo Capital Finance, LLC as the co-lead arranger and documentation agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUEBLUE, INC.
(Registrant)

Date: October 4, 2011	By:	/S/ DERREK L. GAFFORD
Derrek L. Gafford
Chief Financial Officer and Executive Vice President